Exhibit (e)(20)

AMENDMENT NO. 20 TO AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 20 TO AMENDED AND RESTATED DISTRIBUTION AGREEMENT (this “Amendment”), effective as of the 23rd day of September, 2021 (the “Amendment Effective Date”), by and between Exchange Traded Concepts Trust (the “Trust”), and SEI Investments Distribution Co., a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Distributor”).

WHEREAS:

A.	The Trust and Distributor entered into an Amended and Restated Distribution Agreement dated as of November 10, 2011 (the “Agreement”), pursuant to which, among other things, Distributor agreed to provide distribution services with respect to issuance and distribution of Creation Units of each Fund of the Trust; and

B.	The parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Article 3 (Authorized Representations). Article 3 (Authorized Representations) is hereby amended to add the following to the end of Article 3:

Notwithstanding anything to the contrary herein, the Trust acknowledges and agrees that sub-advisors and index providers as those terms are defined in the Trust’s prospectus, engaged by the Trust and/or the Advisor are authorized to and may prepare and submit sales literature and other marketing materials directly to the Distributor (including via direct access to Distributor’s automated marketing review system) for review in accordance with Distributor’s obligation as Principal Underwriter to the Trust, as if the materials were submitted by the Trust or Adviser. Distributor shall have no obligation to notify the Trust or the Advisor of such direct submissions by sub-advisors and index providers, and excepting the Distributor’s obligation to review and/or approve the Trust’s fund sales literature and marketing in compliance with SEC and FINRA regulations in accordance with the terms of the then-effective distribution agreement between the Distributor and the Trust, the Advisor acknowledges that Advisor is solely responsible for materials directly submitted by sub-advisors and index providers for other content standards, including but not limited to reviewing such material for the accuracy of performance information contained therein and compliance with the advertising regulations of the Investment Advisers Act of 1940.

3.	Article 6 (Indemnification of Distributor). Article 6 (Indemnification of Distributor) is hereby amended to delete only the first paragraph of Article 6, replacing such paragraph in its entirety as follows:

ARTICLE 6 Indemnification of Distributor. The Trust agrees to indemnify, defend and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of (i) any person acquiring any Shares or Creation Units, based upon the ground that the registration statement, prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading, (ii) any breach of any representation, warranty or covenant made by the Trust in this Agreement, or (iii) any marketing materials submitted directly to the Distributor by sub-advisors or index providers, regardless of whether such marketing materials are actually reviewed by the Trust or Advisor. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.

4.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Funds, the Managed Account, the Investment Manager and each of their respective permitted successors and assigns.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

EXCHANGE TRADED CONCEPTS, LLC		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ J. Garrett Stevens	By:	/s/ John C. Munch
Name:	J. Garrett Stevens	Name:	John C. Munch
Title:	President	Title:	General Counsel and Secretary

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